Exhibit 10.9

Recipient Name: Algoma Steel Inc.

ADVANCED MANUFACTURING FUND

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

This Amended and Restated Contribution Agreement is made as of December 19th, 2018.

BETWEEN:	HER MAJESTY THE QUEEN IN RIGHT OF CANADA (“Her Majesty”) hereby represented by the Minister responsible for the Federal Economic Development Agency for Southern Ontario

AND:	ALGOMA STEEL INC. (“Recipient”) a corporation incorporated under the laws of British Columbia

AND:	ALGOMA STEEL INTERMEDIATE HOLDINGS INC. (“Algoma Holdings”) a corporation incorporated under the laws of British Columbia

AND:	ALGOMA STEEL USA INC. (“Algoma USA” and collectively with Algoma Holdings, the “Guarantors”) a corporation incorporated under the laws of Delaware

WHEREAS the Federal Economic Development Agency for Southern Ontario was created to help make Canadians more productive and competitive in the knowledge-based economy, by supporting economic development, economic diversification, job creation, and self-reliant communities in Southern Ontario (as defined herein);

WHEREAS as part of the Southern Ontario Prosperity Program, the Minister has established the Advanced Manufacturing Fund to assist Ontario manufacturing firms to adopt cutting-edge technologies that demonstrate a commitment to product, process and technological innovation; and

WHEREAS the Minister entered into a contribution agreement (“Original Contribution Agreement”) made as of July 15, 2015 with Essar Steel Algoma Inc. (n/k/a/ Old Steelco Inc.) (“Essar”) for a repayable contribution up to Thirty Million Dollars ($30,000,000);

WHEREAS the Recipient has acquired all of the assets of Essar and Essar Steel Algoma Inc. USA (n/k/a Old Steelco Inc. USA) (collectively, the “Sellers”);

WHEREAS Essar has assigned to the Recipient absolutely all of Essar’s right, title and interest in and to the Original Contribution Agreement and the Recipient has agreed to assume all obligations and liabilities of Essar under the Original Contribution Agreement;

WHEREAS the Minister has agreed, inter alia, to amend the Original Contribution Agreement to increase the amount of the repayable Contribution (as defined below) up to the maximum amount of Sixty Million Dollars ($60,000,000) in support of the Recipient’s Eligible and Supported Costs (as defined herein) of the Project;

WHEREAS the Parties have agreed to amend and restate the Original Contribution Agreement;

NOW THERETOFORE, in accordance with the mutual covenants and agreements herein, Her Majesty as represented by the Minister (as defined herein) and the Recipient agree as follows:

1.	Purpose of the Agreement

The purpose of this Agreement is to set out the terms and conditions under which the Minister will provide funding in support of the Project (as defined herein).

2.	Interpretation

2.1.	Definitions. In this Agreement, a capitalized term has the meaning given to it in this section, unless the context indicates otherwise:

ABL Agent means Wells Fargo Capital Finance Corporation Canada, in its capacity as administrative agent and collateral agent for the ABL Lenders, and any successor thereto in such capacity in respect of the ABL Facility.

Recipient Name: Algoma Steel Inc.

ABL Credit Agreement shall mean the Revolving Credit Agreement, dated as of November 30th, 2018, among the Recipient, the guarantors from time to time party thereto, the lenders from time to time party thereto, the ABL Agent and the other parties thereto from time to time party thereto.

ABL Facility means an asset based credit facility provided by the ABL Lender to the Recipient in an aggregate principal amount and secured by the Collateral, not exceeding the greater of (a) US$312,500,000 with an incremental facility that allows for increasing the initial aggregate principal amount to the “Incremental Cap” (as defined in the ABL Credit Agreement as of November 30th, 2018, including after giving effect to Sections 1.06 and 1.07(c) thereof) and (b) the “Borrowing Base” (as defined in the ABL Credit Agreement as in effect on November 30th, 2018, but without giving effect to any “reserves” and regardless of whether the ABL Facility in effect as of November 30th, 2018 is in effect at such time).

ABL Lender means the lenders party to the ABL Facility from time to time.

Acquisition means the transaction of purchase and sale contemplated by the Asset Purchase Agreement.

Affiliate means, with respect to any Person (the “first Person”), a Person that Controls, is Controlled by or is under common Control with, the first Person.

Agency means the Federal Economic Development Agency for Southern Ontario.

Agreement means this amended and restated contribution agreement as executed by the parties including all the annexes attached hereto, as such may be amended, restated or supplemented, from time to time.

Applicable Law means any law, statute, by-law, ordinance, decree, requirement, directive, order, license, permit, code or regulation having the force of law, and any applicable determination, interpretation, ruling, order or decree of any Governmental Authority or arbitrator, which is legally binding.

Asset Purchase Agreement means that certain asset purchase agreement dated as of July 20, 2018, between the Sellers and the Recipient, pursuant to which the Recipient will purchase the Facility along with substantially all of the other property and assets owned by the Sellers and used in connection with the Business, as such agreement may be amended, amended and restated, supplemented, extended and/or assigned from time to time.

Assets means, with respect to any Person, any property, assets and undertakings of such Person of every kind, real and personal, tangible and intangible, and wherever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest in any Person).

Authorization means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Applicable Law.

Business means the Recipient’s integrated steel production business (including without limitation, the production or certain raw steel inputs, steelmaking, and the sale and distribution of steel products).

Business Asset Sale means a Disposition of all or substantially all of the assets of the Recipient to a Person that is not an Affiliate of the Recipient.

Business Day means any working day Monday to Friday inclusive, excluding statutory and other holidays, namely: New Year’s Day; Family Day; Good Friday; Easter Monday; Victoria Day; Canada Day; Civic Holiday; Labour Day; Thanksgiving Day; Remembrance Day; Christmas Day; Boxing day; and any other day on which the Government of Canada has elected to be closed for business.

Canada Documents means this Agreement, the Security Documents, each Guarantee and all other documents to be executed and delivered to the Minister in connection with the Contribution.

Capex Plan means the capital expenditure plan described in Annex I - Statement of Work.

Capital Stock means, with respect to any Person from time to time, any and all shares, units, trust units, partnership, membership or other interests, participations or other equivalent rights in the Person’s equity or capital from time to time, however designated and whether voting or non-voting.

Change of Control has the meaning specified in Subsection 8.4.

Recipient Name: Algoma Steel Inc.

Collateral means the Assets of the Recipient or any Guarantor subject to any Lien pursuant to a Security Document.

Control means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlling” and “Controlled” have meanings correlative thereto.

Closing Date means the date of execution of this Agreement by the Recipient.

Completion Date means the Project completion date, March 31, 2021.

Contribution means the contribution to Eligible and Supported Costs in the amount stipulated in Subsection 4.1.

Control Period means the period of one (1) year following the period determined in Subsection 3.1 as the duration of the Agreement.

Date of Acceptance means the date on which the duplicate fully executed copy of this Agreement is received by the Minister.

Default means an act, omission, occurrence or circumstance which constitutes, or would constitute unless remedied following the giving of notice or the passage of time as prescribed herein, an Event of Default.

Disposition means with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such Asset), assignment, cession, transfer (including any transfer of title or possession), exchange, conveyance, release, gift or other disposition of such Asset; and “Dispose” and “Disposed” have meanings correlative thereto.

Eligibility Date means October 1, 2014.

Eligible Costs means those costs incurred by the Recipient and which, in the opinion of the Minister, are reasonable and required to carry out the Project.

Eligible and Not-Supported Costs means those Eligible Costs which are not supported by the Contribution and which are identified in Annex I – Statement of Work.

Eligible and Supported Costs means those Eligible Costs supported by the Contribution and which are identified in Annex 1 – Statement of Work and relating to the Project activities described therein and which are in compliance with Annex 2 – Costing Memorandum.

Event of Default means the events of defaults described in Subsection 12.1 hereof.

Facility means the facilities used or operated in connection with the Business and located in Sault Ste. Marie.

Fiscal Year means the Government of Canada’s fiscal year beginning on April 1st of a year and ending on March 31st of the following year.

Foreground Intellectual Property includes, without limitation, all technical data, designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods and related technology, processes or other information conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein, including, without limitation, patents, copyrights, industrial designs, trade-marks and any registrations or applications for the same and all other rights of intellectual property therein, including any rights which arise from the above items being treated by the Recipient as trade secrets or confidential information.

Governmental Authority means any government or governmental entity, parliament, legislature, or commission or board of any government, parliament or legislature, or any political subdivision thereof, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks or pension plans) having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator) or any other authority charged with the administration or enforcement of Applicable Laws.

Recipient Name: Algoma Steel Inc.

Guarantee means the guarantee set forth in Section 18 of this Agreement provided by the Guarantors in favour of Her Majesty as such provisions may be amended, restated or supplemented, from time to time.

Guarantor has the meaning ascribed to it in the appearances to this Agreement and any other Person who becomes a guarantor of the Recipient’s indebtedness, liabilities and obligations hereunder pursuant to Paragraphs 8.2 (n) and 83 (g).

Intercreditor Agreement means an intercreditor agreement dated on or about the date hereof among the Her Majcsty, the Recipient, the Guarantors, the Term Agent, the ABL Agent and the Government of Ontario in its capacity as lender under the Ontario Facility confirming the following order of priority of the Liens granted by the Recipient to such Persons, notwithstanding the order of registration of such Liens:

(a)

firstly, the Liens granted to the Term Agent (other than in respect of (i) the Recipient’s current assets (as defined in accordance with GAAP), which the ABL Agent shall have first lien against), and (ii) the Capital Stock of New Port LP and New Port GP owned by the Recipient, which the Port Lender shall have a first lien against and no other party to the Intercreditor Agreement shall have any Lien against);

(b)	secondly, the Lien granted to the ABL Lender, and

(c)	thirdly, the Liens granted to Her Majesty and the Government of Ontario (which shall rank on a pari passu basis with one another).

Lease has the meaning specified in Paragraph 8.1(o).

Leased Lands has the meaning specified in Paragraph 8.l(o).

Lien means any mortgage, debenture, pledge, charge, assignment by way of security, hypothecation, security interest or other lien or charge (whether fixed, floating or otherwise), title retention, any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or any other arrangement, trust or agreement having the effect of security for the payment of any debt, liability or obligation to any creditor.

Material Adverse Effect means (a) any material adverse change in the Assets, operations or condition (financial or otherwise) of the Recipient, taken as a whole; (b) any material adverse effect on the ability of the Recipient to perform its obligations to the Minister under the Canada Documents; (c) any material adverse effect on the legality, validity or enforceability of this Agreement or any of the Canada Documents including the validity, enforceability, perfection or priority of any Lien created or intended to be created under any of the Security Documents; or (d) any material impairment of the rights or remedies of the Minister under the Canada Documents.

Material Agreements means those agreements of the Recipient or its Subsidiaries, the breach, non-performance, cancellation or non-renewal of which could reasonably be expected to have a Material Adverse Effect, including those agreements set out in Schedule 1.1A of the Ontario Facility credit agreement.

Minister means the Minister responsible for the Agency or any one or more of his/her representatives.

New Port GP means Algoma Docks GP Inc., a British Columbia corporation and the general partner of New Port LP.

New Port LP means Algoma Docks Limited Partnership, an Ontario limited partnership.

Non-Arm’s Length and similar phrases have the meaning attributed thereto for the purposes of the Income Tax Act (Canada) and Arm’s Length has the opposite meaning.

Ontario Facility means the credit facility provided by the Government of Ontario (through the Ministry of Northern Development and Mines) to the Recipient in the aggregate principal amount of $60,000,000 and secured by the Collateral.

Parties means the Minister, the Recipient and the Guarantors and Party means any one of them.

Permitted Prior Secured Indebtedness means the indebtedness for borrowed money in respect of (i) the Term Loan, (ii) the ABL Facility, (iii) the Port Loan and (iv) any other indebtedness, the security for which is permitted under the terms of the documentation governing the Term Loan and/or the ABL Facility to rank pari passu with or in priority to the security granted in connection with the Term Loan or the ABL Facility, as the case may be.

Recipient Name: Algoma Steel Inc.

Permitted Refinancing Term Loans shall mean any broadly syndicated indebtedness of the Recipient issued in exchange for, or the net cash proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge the Term Loan indebtedness of the Recipient provided that:

(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Term Loans docs not exceed the principal amount (or accreted value, if applicable) of the Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all interest thereon that has been paid-in-kind, all accrued and unpaid interest on such Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all premiums (including tender premiums), penalties, fees and expenses (including upfront fees and original issue discount), incurred in connection therewith);

(b)    such Permitted Refinancing Term Loans have a final maturity date no earlier than the final maturity date of the Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(c)    such Permitted Refinancing Term Loans are not secured by any assets other than the assets that secured the Term Loans being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the holders of such Permitted Refinancing Term Loans (or their agent or other representative) shall become a party to the Intercreditor Agreement;

(d)    such Permitted Refinancing Term Loans is guaranteed only by those Persons that are guarantors of the Term Loans being extended, renewed, refunded refinanced, replaced, defeased or discharged; and

(c)    the Incorporated Covenants and “Change of Control” provisions of any Permitted Refinancing Term Loans (excluding, for greater clarity, pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Recipient in good faith and certified by the Recipient to the Minister) to the Recipient than those applicable to the refinanced Term Loans, or (ii) reasonably acceptable to the Minister (it being agreed that (x) Incorporated Covenants and “Change of Control” provisions of any Permitted Refinancing Term Loans that are more favorable to the lenders or the agent of such refinanced Term Loans than those contained in the Term Loan Credit Agreement and are then conformed (or added) to the Term Loan Credit Agreement pursuant to the applicable refinancing amendment shall thereafter be deemed acceptable to the Minister and (y) with respect to any Incorporated Covenants or “Change of Control” provisions of any Permitted Refinancing Term Loans, replacing any “Required Lenders Negative Consent” or similar provisions in the Term Loan Credit Agreement on the date hereof with the reasonable discretion of the Term Agent, and/or permitting thresholds, dollar or ratio “baskets” therein (as of the effective date or issuance of such Permitted Required Term Loans) in an amount not exceeding the amounts set forth in the Term Loan Credit Agreement on the date hereof, shall, in each ease of this clause (y), be deemed acceptable to the Minister).

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership. Government Authority or other entity.

Port Agent means Cortland Capital Market Services LLC, in its capacity as the administrative agent and collateral agent under the Port Loan, or any successor administrative agent and collateral agent under the Port Loan.

Port Lender means, collectively, GIP Primus, L.P. and Brightwood Loan Services LLC, as investors party to the Port Loan.

Port Loan means the Senior Secured Term Loan Credit Agreement among New Port LP, as borrower. New Port GP, as General Partner, the Recipient, as guarantor, the Port Agent and the Port Lender pursuant to which the Port Lender shall advance USS73,000,000 to New Port LP on November 30th, 2018 in connection with the transactions contemplated under the Asset Purchase Agreement.

Project means the project described in Annex I – Statement of Work, which is a sub-project of the Capex Plan.

Security Documents means all deeds, documents, instruments and agreements entered into in favour of and for the benefit of Her Majesty securing the obligations of the Recipient and Guarantors under this Agreement, as such deeds, documents, instruments or agreements may be amended, restated or supplemented, from time to time.

Recipient Name: Algoma Steel Inc.

Sellers has the meaning ascribed to it in the Recitals hereof.

“SIF Facility” means a contribution to be provided by the Government of Canada (though Strategic Innovation Fund under the auspices of the Ministry of Innovation, Science and Economic Development Canada) to the Recipient in the aggregate principal amount of CDN $30,000,000 in the form of a CDN $15,000,000 repayable contribution and a CDN $15,000,000 grant, and which is unsecured.

Subsidiary means, at any time with respect to a Person, any other person, if at such time such first-mentioned Person owns, directly or indirectly, more than 50% of the Capital Stock, in such other Person entitled ordinarily to vote in the election of the board of directors of, or Persons performing similar functions for, such other Person.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including an interest, additions to tax or penalties applicable thereto.

Term Agent means Cortland Capital Market Services LLC, in its capacity as administrative agent and collateral agent for the Term Lenders on the date hereof, and any successor thereto in such capacity in respect of the Term Loan.

Term Lenders means the lenders from time to time party to the Term Loan.

Term Loan means collectively, (a) the term loan as of the date hereof in the aggregate principal amount of (i) U.S.$357,000,000.00 plus (ii) any payment in kind interest pursuant to the exercise of the “PIK Election” (as defined in the Term Loan Credit Agreement as of November 30th, 2018) being provided by the Term Lenders to the Recipient, with an incremental facility that allows for increasing the initial aggregate principal amount to the “Incremental Cap” (as defined in the Term Loan Credit Agreement as of November 30th, 2018 but regardless of whether then in effect on the relevant date of determination, including after giving effect to Sections 1.05 and 1.06(c) thereof) and (b) any Permitted Refinancing Term Loans in respect of the term loan described under clause (a), and in each case secured by the Collateral.

Term Loan Credit Agreement shall mean the Term Loan Credit Agreement, dated as of November 30th. 2018, among the Recipient, the guarantors from time to time party thereto, the Term Lenders from time to time party thereto, the Term Agent and the other parties thereto from time to time party thereto.

2.2.	Singular/Plural. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural.

2.3.

Entire Agreement. This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement constitute the entire agreement between the Parties. No prior document, negotiation, provision, undertaking or agreement in relation to the subject matter of this Agreement has legal effect. No representation or warranty, whether express, implied or otherwise, has been made by the Minister to the Recipient or Guarantors, except as expressly set out in this Agreement.

2.4.

Inconsistency. In case of inconsistency or conflict between a provision contained in the part of the Agreement preceding the signatures and a provision contained in any of the Annexes to this Agreement, the provision contained in the part of the Agreement preceding the signatures will prevail.

2.5.

Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end, unless otherwise expressly provided.

2.6.

Business Days. Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.7.	Annexes. This Agreement contains the following Annexes as described below, which form an integral part of this Agreement:

Annex 1 - Statement of Work

Annex 2 - Costing Guideline Memorandum

Annex 3 - Reporting Requirements

Annex 4 - Federal Visibility Requirements

Recipient Name: Algoma Steel Inc.

Annex 5 - Repayment Schedule

Annex 6 - Recipient Information

2.8.	Amendment and Restatement. This Agreement amends and restates the Original Contribution Agreement in its entirety.

3.	Duration of Agreement

3.1.

Duration of Agreement. This Agreement comes into force on the Date of Acceptance and will terminate, subject to Subsection 3.2, upon the date on which all amounts due by the Recipient to Her Majesty under this Agreement have been paid in full, unless terminated earlier in accordance with the terms of this Agreement.

3.2.

Control Period. Notwithstanding the provisions of Subsection 3.1 above, during the Control Period, the rights and obligations described in the following sections shall continue beyond the duration of the Agreement:

Subsections 7.2, 7.3, 7.4, 7.5, 7.6, 7.7 and 7.8 – Reporting, Monitoring, Audit and Evaluation

Section 11 – Indemnification and Limitation of Liability

Section 15.7 and 15.8– Confidentiality

Section 3 of Annex 3 – Reporting Requirements

3.3.

Commencement. The Recipient agrees to commence the Project, no later than sixty (60) calendar days after the Date of Acceptance otherwise the Minister may terminate this Agreement at his sole discretion.

4.	The Contribution

4.1.	The Minister will make a repayable Contribution to the Recipient in respect of the Project in an amount not exceeding the lesser of (a) and (b) as follows:

(a)	50% of Eligible and Supported Costs incurred by the Recipient; and

(b)	$60.000.000

4.2.

The payment of the Contribution per Fiscal Year is estimated at amounts specified in Annex 1 – Statement of Work. The Minister will have no obligation to pay any amounts in any other Fiscal Years than those specified in Annex 1 – Statement of Work.

4.3.	The Minister shall not contribute to any Eligible and Supported Costs incurred prior to the Eligibility Date or later than the Completion Date.

4.4.	The Recipient shall be responsible for all costs of the Project, including cost overruns, if any.

4.5.	Holdbacks. Notwithstanding any other provisions of this Agreement, the Minister may, at the minister’s sole discretion, withhold up to ten percent (10%) of the Contribution amount until:

(a)	the Project is completed to the satisfaction of the Minister;

(b)	the Recipient has satisfied all the conditions of this Agreement;

(c)	the final report described in Subsection 6.5(a)(iii) has been submitted to the satisfaction of the Minister;

(d)	audits and site visit, where required by the Minister, have been completed to the satisfaction of the Minister, and

(c)	the Minister has approved the final claim described in Subsection 6.5.

5.	Other Government Financial Support

5.1.

The Recipient hereby confirms that for purposes of this Project, no federal, provincial, municipal or local government assistance has been requested, received or will be received except as disclosed in Annex 1 – Statement of Work.

Recipient Name: Algoma Steel Inc.

5.2.

The Recipient shall promptly inform the Minister in writing in the event additional and/or other government financial support has been requested or received for the Project, during the term of this Agreement and acknowledges and agrees that an adjustment to the amount of the Contribution and a request for repayment of part or all of the amounts paid to the Recipient may be made as a result thereof. In such event, Annex 5 – Repayment Schedule, will be adjusted accordingly and communicated to the Recipient. The amount of repayment requested will constitute a debt due to Her Majesty and will be recovered as such from the Recipient.

5.3.	In no instance will the total government funding towards the Eligible Costs be allowed to exceed fifty percent (50%) of the total Eligible Costs.

6.	Claims and Payments

6.1.

The Recipient shall maintain accounting records that account for the Contribution paid to the Recipient and the related Project costs in respect of this Agreement, separate and distinct from any other sources of funding.

6.2.

Claims Procedures. The Recipient shall submit claims for reimbursement of Eligible and Supported Costs incurred, not more frequently than monthly and not less frequently than quarterly in a form satisfactory to the Minister. Each claim will include the following information:

(a)	an itemized summary by cost category of Eligible and Supported Costs incurred substantially in the form prescribed by the Minister;

(b)	a certification of the claim by a director or officer of the Recipient, confirming the accuracy of the claim and all supporting information provided;

(c)	if applicable, a certification by a director or officer of the Recipient that any environmental mitigation measures that may be set out in this Agreement have been implemented; and

(d)	any other substantiating documentation (including without limitation, any invoice or proof of payment), as may be required by the Minister.

6.3.

The Recipient agrees to submit its first claim for Eligible and Supported Costs ninety (90) calendar days after the date any conditions precedent described in Section 17 are satisfied, as communicated by the Minister to the Recipient.

6.4.	[Intentionally deleted]

6.5.	Final Claim Procedures

(a)

The Recipient shall submit a final claim pertaining to the final reimbursement of any Eligible and Supported Costs previously claimed or not, signed by a director or officer of the Recipient and accompanied by the following, in addition to the requirements set out in Subsection 6.2, in a form satisfactory to the Minister in scope and detail:

(i)	a final statement of total Project costs;

(ii)	a statement of the total government assistance (federal, provincial and municipal assistance) received or requested towards the Eligible Costs of the Project;

(iii)	a final report on the Project, as more fully described in Section 2 of Annex 3 – Reporting Requirements; and

(iv)	a final certificate executed by a director or officer of the Recipient substantially in the form prescribed by the Minister;

(b)

The Recipient shall submit the final claim for reimbursement of Eligible and Supported Costs to the satisfaction of the Minister no later than three (3) months after the Completion Date or the date the Project is completed to the satisfaction of the Minister, whichever is earlier. The Minister shall have no obligation to pay any claims submitted after this date.

6.6.	Payment Procedures.

Recipient Name: Algoma Steel Inc.

(a)

The Minister shall review and approve the documentation submitted by the Recipient following the receipt of the Recipient’s claim and in the event of any deficiency in the documentation, it will notify the Recipient and the Recipient shall immediately take action to address and rectify the deficiency.

(b)

Subject to the maximum Contribution amounts set forth in Subsection 4.1 and all other conditions contained in this Agreement, the Minister shall pay to the Recipient the Eligible and Supported Costs set forth in the Recipient’s claim, in accordance with the Minister’s customary practices.

(c)	The Minister may request at any time that the Recipient provides satisfactory evidence to demonstrate that all Eligible and Supported Costs claimed have been paid.

(d)	The Minister may require, at his expense, any claim submitted for payment of the Contribution be certified by the Recipient’s external auditor or by an auditor approved by the Minister.

6.7.

Overpayment or Non-Entitlement. Where, for any reason, the Recipient is not entitled to all or part of the Contribution or the amount paid to the Recipient exceeds the amount to which the Recipient is entitled, the Contribution or the amount in excess, as the case may be, shall constitute a debt due to Her Majesty and shall be recovered as such from the Recipient. The Recipient shall repay Her Majesty within thirty (30) calendar days from the date of the Minister’s notice, the amount of the Contribution disbursed or the amount of the overpayment, as the case may be, together with interest as calculated in accordance with Subsection 15.2 of this Agreement.

6.8.	Repayment.

(a)	The Recipient agrees to repay the Contribution to Her Majesty in accordance with the repayment schedule attached hereto as Annex 5 – Repayment Schedule.

(b)	Any overdue amount will bear interest in accordance with Subsection 15.2.

(c)	A fifteen dollar ($15) administration fee will be charged on every payment for which funds were unavailable in the account identified or used for payment.

(d)

The Recipient may at any time make prepayments on account of repayment instalments and each such prepayment will be applied first to interest owing, if any, and secondly to repayment instalments in reverse order of maturity.

7.	Reporting, Monitoring, Audit and Evaluation

7.1.	The Recipient agrees to provide the Minister with the reports as described in Annex 3 – Reporting Requirements, to the Minister’s satisfaction.

7.2.	Upon request of the Minister and at no cost to the Minister, the Recipient shall promptly elaborate upon any report submitted or provide such additional information as may be requested.

7.3.	The Minister may request a copy of any report or publication produced as a result of this Agreement or the Project, whether interim or final, as soon as it becomes available

7.4.	The Recipient shall at its own expense:

(a)

preserve and make available for audit and examination by the Minister, proper books, accounts and records of the Project costs and Capex Plan costs, wherever such books, and records may be located, and permit the Minister to conduct such independent audits and evaluations as the Minister in his discretion may require;

(b)

upon reasonable notice and after consultation with the Recipient, permit the Minister, reasonable access to the Project site and/or the Recipient’s premises and documents in order to inspect and assess the progress and results of the Project and compliance with the terms of this Agreement; and

(c)

supply promptly, on request, such other reports or data in respect of the Project and Capex Plan and their results, as the Minister may require for purposes of this Agreement and for statistical and/or evaluation purposes.

Recipient Name: Algoma Steel Inc.

7.5.

The Minister shall have the right, at his own expense, and as and when he determines necessary, to perform audits of the Project and Capex Plan costs and the Recipient’s books, accounts, records, financial statements and claims for reimbursement of Eligible and Supported Costs, and the Recipient’s administrative, financial and claim certification processes and procedures, for the purposes of verifying the costs of the Project and Capex Plan, validating claims for reimbursement of Eligible and Supported Costs, ensuring compliance with the terms of this Agreement, and confirming amounts repayable to Her Majesty under the provisions of this Agreement.

7.6.

Any audits performed hereunder will be carried out by auditors selected by the Minister, which may include any of the following: Agency officials, an independent auditing firm, and/or the Recipient’s external auditors. The Minister will provide the Recipient with a description of the scope and criteria of the audit and the expected time frames for completion of the audit and public release of the related reports.

7.7.

The Recipient agrees that the Minister, at the Minister’s expense, may engage outside firms or individuals, unrelated to the Government of Canada, with the required expertise to evaluate and monitor the Project and the Capex Plan and its implementation or review any documents submitted by the Recipient. The Recipient agrees to provide access to any site, meeting or to any document in relation to the Project and Capex Plan to such firms or individuals. Contracts for services with these advisors or consultants will contain confidentiality provisions.

7.8.

Auditor General of Canada. The Recipient acknowledges that the Auditor General of Canada may, at the Auditor General’s cost, after consultation with the Recipient, conduct an inquiry under the authority of Subsection 7.1(1) of the Auditor General Act in relation to any funding agreement (as defined in Subsection 42(4) of the Financial Administration Act) with respect to the use of funds received. For purposes of any such inquiry undertaken by the Auditor General, the Recipient shall provide, upon request and in a timely manner, to the Auditor General or anyone acting on behalf of the Auditor General:

(a)	all records held by the Recipient or by agents or contractors of the Recipient, relating to this Agreement and the use of the Contribution; and

(b)	such further information and explanations as the Auditor General, or anyone acting on behalf of the Auditor General, may request relating to this Agreement and/or the Contribution.

8.	Representations and Covenants

8.1.	Representations. The Recipient represents and warrants that:

(a)

it is a corporation, duly incorporated and validly existing and in good standing under the laws of British Columbia and has the power and authority to carry on its business, to hold its property and to enter into this Agreement. The Recipient warrants that it shall remain as such for the duration of this Agreement;

(b)

the execution, delivery and performance of this Agreement and the Canada Documents have been duly and validly authorized by the necessary corporate actions of the Recipient and the Guarantors and when executed and delivered by the Recipient and the Guarantors, this Agreement and the Canada Documents constitute a legal, valid and binding obligation of the Recipient and the Guarantors, enforceable against them in accordance with their respective terms subject only to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(c)

the only jurisdictions (or registration districts within such jurisdictions) in which the Recipient and the Guarantors have any place of business or store any material tangible personal property are as set forth in Annex 6 – Recipient Information. Annex 6 – Recipient Information also sets out a complete and accurate list of full and correct name of the Recipient and Guarantors, including any French and English forms of names;

(d)	the Recipient’s Assets are insured in accordance with the provisions of the Permitted Prior Secured Indebtedness and Paragraph 8.2(k) of this Agreement;

(e)	each signatory to this Agreement, on behalf of the Recipient and each Guarantor, has been duly authorized under all necessary corporate action to execute and deliver this Agreement;

(f)	[Intentionally deleted]

Recipient Name: Algoma Steel Inc.

(g)	the execution and delivery of this Agreement and the performance by the Recipient of its obligations hereunder will not, with or without the giving of notice or the passage of time or both:

(i)	violate the provisions of the Recipient’s constating documents, any other corporate governance document subscribed to by the Recipient or any resolution of the Recipient, currently in effect;

(ii)	violate any judgment, decree, order or award of any court, government agency, regulatory authority or arbitrator; or

(iii)

conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment lease, contract, permit, deed of trust or any other instrument or agreement by which it is bound, in each case which could be reasonably be expected to have a Material Adverse Effect;

(h)

there are no actions, suits, investigations or other proceedings pending or, to the knowledge of the Recipient, threatened and there is no order, judgment or decree of any court or governmental agency, which could be reasonably expected to have a Material Adverse Effect on the Recipient’s ability to carry out the activities contemplated by this Agreement;

(i)

the Recipient possesses all Authorizations as may be necessary to properly conduct its business, the failure of which to possess would reasonably be expected to have a Material Adverse Effect. All such Authorizations are in good standing and the Recipient is not in material default under any of them except where the failure of such Authorizations to be in good standing or any such material default would not reasonably be expected to have a Material Adverse Effect;

(j)	it owns or holds sufficient rights in any intellectual property required to carry out the Project and Capex Plan;

(k)	the description of the Project and Capex Plan in Annex I – Statement of work is complete and accurate in all material respects;

(l)	it is undertaking manufacturing and/or research and development activities in Ontario;

(m)

the Security Documents will be effective to create (i) a valid and continuing Lien on the Collateral and, (ii) upon the filing of the appropriate financing statements or other applicable personal property security registrations and filings, a perfected Lien in favour of Her Majesty on the Collateral, with respect to which a security interest may be perfected by filing pursuant to personal property security legislation in all applicable jurisdictions;

(n)

the Recipient owns its Assets with good and marketable title thereto, free and clear of all Liens except for Liens permitted under the Permitted Prior Secured Indebtedness. The Security Documents and the Liens securing Permitted Prior Secured Indebtedness described in clauses (a) and (b) of the definition of that term will rank in the order of priority set out in the Intercreditor Agreement;

(o)

as of the date hereof, the real property listed in Annex 6 – Recipient Information are the only leased lands of the Recipient (the “Leased Lands”). Each lease of the Leased Lands (each a “Lease”) is in full force and effect, unamended except as permitted under this Agreement. Each Lease is in good standing in all material respects and all amounts owing under them have been paid by the Recipient except any such amount the payment obligation in respect of which is in bona fide dispute;

(p)	the Recipient is in compliance with all Applicable Law, except where non-compliance would reasonably be expected to have a Material Adverse Effect;

(q)	no Default has occurred and is continuing;

Recipient Name: Algoma Steel Inc.

(r)

Annex 6 – Recipient Information lists the authorized capital of the Recipient together with the registered and beneficial owners of the issued capital thereof as of the Closing Date. Except as set forth in Annex 6 – Recipient Information, as of the Closing Date, no Person has an agreement or option or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any Capital Stock of the Recipient. Except as set forth in Annex 6 – Recipient Information, the Recipient does not as of the Closing Date have any subsidiaries;

(s)	each Material Agreement is in full force and effect, unamended. No event has occurred and is continuing which would constitute a breach of, or a default under, any Material Agreement;

(t)

the Recipient is not a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents) which would reasonably be expected to have a Material Adverse Effect on its material operations, business, Assets or financial conditions;

(u)

no written statement furnished by or on behalf of or at the direction of the Recipient to the Minister in connection with the negotiation, consummation or administration of the Contribution contains, as of the time such statements were so furnished, any untrue statement of a material fact or an omission of a material fact as of such time, which material fact is necessary to make the statements contained therein not misleading and all such statements, taken as a whole, together with this Agreement, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading;

(v)	the Recipient is not insolvent;

(w)	none of the ABL Lenders are Non-Debt Fund Affiliates (as such term is used and defined in the Intercreditor Agreement); and

(x)

all information furnished by or on behalf of the Recipient to the Minister for the purposes of, or in connection with, this Agreement or any other Canada Document, or other transaction contemplated by this Agreement, including any information furnished in the future, is or will be true and accurate in all material respects on the date as of which such information is dated or certified, and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of then-current circumstances. There is no fact now known to the Recipient which has had, or could reasonably be expected to have, a Material Adverse Effect

8.2.	Affirmative Covenants. The Recipient covenants and agrees that it shall:

(a)

use the Contribution solely and exclusively to support the Eligible and Supported Costs of the Project and shall complete the Project as described in the Project description, activities and milestones sections of Annex 1 – Statement of Work in a diligent and professional manner, using qualified personnel, by the Completion Date; for greater certainty, failure by the Recipient to maintain the “Job” or “FTE” requirements in Annex 1 – Statement of Work shall not be a breach of this Section 8.2(a);

(b)	obtain the prior written consent of the Minister before making any material change to the Project;

(c)	comply with the federal visibility requirements set out in Annex 4 – Federal Visibility Requirements;

(d)

conduct, in each of its fiscal year, its business in a prudent manner and consistent with good business practices, except where failure to do so would not reasonably be expected to have a Material Adverse Effect;

(e)	it shall deliver to the Minister.

(i)

as soon as possible, and in any event within five (5) days after the Recipient becomes aware of the occurrence of any Default, a statement of the chief financial officer, treasurer or chief operating officer of the Recipient or any other office acceptable to the Minister setting forth the details of such Default and the action which the Recipient proposes to take or have taken with respect thereto;

Recipient Name: Algoma Steel Inc.

(ii)

prompt notice in writing of any default, or event condition or occurrence which with notice or lapse of time, or both would constitute a default under any agreement in respect of indebtedness to which the Recipient owes (contingently or otherwise) at least $50,000,000 (or the equivalent amount in any other currency), or in respect of Permitted Prior Secured Indebtedness or the Ontario Facility;

(iii)

from time to time upon request of the Minister, evidence of maintenance of all insurance required to be maintained by the Permitted Prior Secured Indebtedness, including such originals or copies as the Minister may reasonably request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments; and

(iv)

promptly, and in any event within ten (10) days of receipt by the Recipient notice of any suit, proceeding or similar action commenced or threatened by any Governmental Authority or any other Person, which has had or could reasonably be expected to have a Material Adverse Effect; and

(f)	preserve and maintain its existence as a corporation;

(g)	observe and perform all of the covenants, agreements, terms and conditions to be observed and performed by it under this Agreement or the other Canada Documents;

(h)	comply with all Applicable Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect;

(i)

maintain and preserve all of its Assets used or useful in its businesses in all material respects in good repair, working order and condition (reasonable wear and tear and obsolete Assets excepted) and in material compliance with environmental laws and, from time to time, make all material needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the businesses of the Recipient may be properly and advantageously conducted at all time in accordance with prudent business management, provided that the Recipient may, in accordance with the Leases, or with the approval of the Minister (not to be unreasonably withheld), remove or demolish buildings or structures on the Leased Lands which are no longer in use;

(j)

except for the filing of renewal statements and the making of other filings by the Minister as a secured party, at all times from and after the Closing Date, take all action and supply the Minister with all information necessary to maintain the Liens provided for under the Security Documents and confer upon the Minister, the Liens intended to be created thereby;

(k)

maintain or cause to be maintained insurance at all times complying with the terms of the Term Loan Credit Agreement, on or prior to date insurance certificates are delivered to either the Term Agent and ABL Agent, and take all steps necessary to ensure that all such policies show the Minister as loss payee as its interests may appear and additional insured and promptly furnish or cause to be furnished, upon written request by the Minister, evidence thereof to the Minister. The Recipient will pay or cause to be paid all premiums necessary for such purpose as the same shall become due and will provide particulars of all such policies and all renewals thereof to the Minister upon request;

(l)

promptly cure or cause to be cured any defects in the execution and delivery of any of the Canada Documents or any of the other agreements, instruments or documents contemplated thereby or executed pursuant thereto or any defects in the validity or enforceability of any of the Canada Documents and, at its expense, execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Minister may consider necessary or desirable for the foregoing purposes;

(m)

At the Recipient’s cost and expense, upon request of the Minister, duly execute and deliver or cause to be duly executed and delivered to the Minister such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Minister to carry out more effectually the provisions and purposes of the Canada Documents;

Recipient Name: Algoma Steel Inc.

(n)

cause any Subsidiary formed or acquired by it or any Guarantor after the date hereof, to, within the timeframe required and to the extent so required under the Permitted Prior Secured Indebtedness in favour of the Term Lenders and ABL Lenders, enter into an unlimited guarantee in favour of the Minister of the obligations of the Recipient under the Canada Documents, and grant to the Minister pursuant to a Security Document a first ranking Lien over all Assets of such Subsidiary (subject to the terms of the Intercreditor Agreement and Liens securing the Permitted Prior Secured Indebtedness), as collateral security for its obligations under such guarantee. The Recipient shall also deliver or cause to deliver to the Minister.

(i)	a certificate of status, compliance, good standing or like certificate with respect to such Subsidiary issued by the appropriate Governmental Authority of the jurisdiction of its incorporation;

(ii)

share certificates representing all the issued and outstanding shares of such Subsidiary, together with a power of attorney delivered in blank to the Minister, executed by the holders of all shares evidenced by such certificates (subject to the terms of the Intercreditor Agreement); and

(iii)

any such other security document (s) as reasonably requested by the Minister. Following execution and delivery of all documentation contemplated by this section, such Subsidiary shall be deemed to be a Guarantor for the purposes of this Agreement and the guarantee and Security Documents entered into by such subsidiary shall be considered Canada Documents for the purposes of this Agreement; and

(o)	make capital investments of no less than Six Hundred Million Dollars ($600,000,000) the Capex Plan during the period from the Eligibility Date to and including March 31, 2023; and

(p)	develop and implement a workplace diversity plan to the satisfaction of the Minister by no later than March 31, 2020.

8.3. Negative Covenants. The Recipient covenants and agrees that it shall not and shall not permit any of its Subsidiary to:

(a)

Amalgamate into or with any other Person, or permit any other Person to amalgamate into or with it, without the prior written consent from the Minister, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred: (i) any Recipient and any Guarantor may amalgamate with any other Guarantor, (ii) any Subsidiary may amalgamate with any other Subsidiary; and (iii) the Recipient may amalgamate with any other Person if, in the opinion of the Minister, acting reasonably, the successor entity resulting from the amalgamation is capable of performing the obligations of the Recipient under this Agreement, the other Canada Documents and the Permitted Prior Secured Indebtedness, and provided that, in each case, any transaction pursuant to this section 8.3(a) shall not be permitted unless the conditions set out in Section 9.02 (Mergers and Consolidations) of the Term Loan Credit Agreement are satisfied;

(b)

create, incur, assume or suffer to exist on the Assets of the Recipient or any Subsidiary any Lien securing any indebtedness ranking prior to the Liens granted pursuant to the Security Documents other than Liens securing the Permitted Prior Secured Indebtedness;

(c)

engage in any material business or activity other than the Business or incur any material liabilities unrelated to the Business, in each case that would reasonably be expected to have a Material Adverse Effect;

(d)

enter into any agreement prohibiting the granting of security as contemplated in Subsection 17.3, or the repayment of any amounts owing in accordance with this Agreement other than as set out in any documentation approved by the Minister pursuant to Subsection 17.1;

Recipient Name: Algoma Steel Inc.

(c)

acquire supplies, equipment or services for the Project for an amount greater than $500,000 unless a competitive process is used, including a written request for at least three proposals, written evaluation of bids received and a written agreement with the successful contractor;

(f)

make any material changes to the Project without the prior written consent of the Minister and the Recipient abides by the terms and conditions imposed by the Minister in connection with such consent; and

(g)

provide to the holder of any Permitted Prior Secured Indebtedness any security (other than security in respect of real property) for, or guarantee of any Person of, any Permitted Prior Secured Indebtedness, unless such security or guarantee has already been granted or is simultaneously granted to the Minister to secure or guarantee the Recipient’s indebtedness, liabilities and obligations under the Canada Documents.

8.4. Covenants incorporated by Reference and Change of Control

Subject to the terms of this Section 8.4, the covenants made by the Recipient to and in favour of the Term Lenders in Sections 8.08 (End of Fiscal Years), 9.02 (Merger and Consolidation), 9.03 (Restricted Payments), 9.04 (Indebtedness), 9.05 (Restrictions on Distributions from Restricted subsidiaries), 9.06 (Transactions with Affiliate), 9.08 (Limitation on Sales or Assets and Subsidiary Stock) and 9.11 (Limitation on Activities) of the Term Loan Credit Agreement or the credit agreement dated after the date hereof governing any Permitted Refinancing Term Loans (the “Incorporated Covenants”) are hereby incorporated by reference into this Agreement, mutatis mutandis, and are made by the Recipient to and in favour of the Minister (and for such purpose any references in an Incorporated Covenant to the “Collateral Agent” or the “Administrative Agent” or the “Lenders” shall be deemed to include Her Majesty and any references therein to the “Security Documents” or “Credit Documents” shall be deemed to include the Canada Documents). The event or default in Section 10.0l(i)(Change of Control) of the Term Loan Credit Agreement or the credit agreement dated after the date hereof governing any Permitted Refinancing Term Loans (a “Change of Control”) is hereby incorporated by reference into this Agreement, mutatis mutandis. Any act, omission, event or circumstance which would constitute a breach of an Incorporated Covenant, or a Change of Control, but which is waived, modified or extended by the Term Lenders (or the Term Agent on behalf of the Term Lenders pursuant to the express terms of the Term Loans) shall be deemed to be waived, modified or extended to the same extent by the Minister hereunder, and any amendment by the Term Lenders and the Recipient of an Incorporated Covenant will bind Her Majesty, provided that:

(a)

the ABL Lenders (or the ABL Agent on their behalf) have waived the breach of or modified or extended, or have amended in the same manner as the Term Lenders, the covenant contained in the ABL Credit Agreement which is comparable to the Incorporated Covenant subject to such waiver, amendment, modification or extension, or have waived or modified the Change of Control, as applicable;

(b)

the Recipient notifies the Minister promptly upon becoming aware of such an act, omission, event or circumstance or of a potential amendment and upon it seeking a waiver, modification or extension and promptly responds to all inquiries made by the Minister and keeps the Minister fully informed with respect to such matters;

(c)

the Recipient promptly (and in any event within one (1) Business Day) provides the Minister with a copy of any waiver, amendment, modification or extension granted or agreed to by the Term Lenders and the ABL Lenders (or the Term Agent or the ABL Agent, as applicable, on their behalf) in respect of any Incorporated Covenant or Change of Control, including all conditions imposed by the Term Lenders or the ABL Lenders (or the Term Agent or the ABL Agent, as applicable, on their behalf) in connection therewith;

(d)

if any payment, consideration or further security or assurance is made, paid or granted by the Recipient to the Term Lenders (or the Term Agent on their behalf) or any other holder of Permitted Prior Secured Indebtedness (or duly authorized agent or representative thereof) in consideration for a waiver, extension, modification or amendment as aforesaid, the same payment, consideration, further security or assurance will also be made, paid or granted to the Minister, and

(e)

within thirty (30) days of being notified of a waiver by the Term Lenders of a breach of an Incorporated Covenant or the occurrence of a Change of Control or of an amendment of an Incorporated Covenant as aforesaid, the Minister may, if it determines (acting reasonably) that such waiver or amendment would cause a Material Adverse Effect or, in the case of a Change of Control only, negatively impact the Government of Canada’s policy priorities or national interests, so notify the Recipient and the Term Lenders and in such notice may

Recipient Name: Algoma Steel Inc.

terminate the Minister’s obligation to reimburse claims under this Agreement and the Parties will negotiate a new repayment schedule.

8.5. Increase in Term Loan and/or ABL Facility

If the amount of the Term Loan or the ABL Facility is to be increased beyond the aggregate amount specified in this Agreement’s definition of “Term Loan” or “ABL Facility” respectively, then:

(a)	The Recipient will promptly notify the Minister of such increase and promptly respond to all inquiries made by the Minister and keep the Minister fully informed with respect to such matter;

(b)	The Recipient will immediately provide the Minister with a copy of all documentation effecting the increase; and

(c)

Within thirty (30) days of being notified of the increase, the Minister may, if it determines (acting reasonably) that the increase would cause a Material Adverse Effect so notify the Recipient and in such notice may terminate the Minister’s obligation to reimburse claims under this Agreement and the Parties will negotiate a new repayment schedule.

9.	Official Languages

The Recipient agrees that any public acknowledgement of the Agency’s support for the Project will be expressed in both official languages.

10.	Environmental and Other Requirements

10.1.

The Recipient represents that the Project is not a “designated project” as defined in the Canadian Environmental Assessment Act, 2012 (“CEAA”) and is not being carried out on “federal lands” as defined in the CEAA.

10.2.

The Recipient agrees to comply in all material respects with all federal, provincial, territorial, municipal and other Applicable Laws governing the Recipient and the Project, including without limitation, statutes, regulations, by-laws, rules, ordinances and decrees. This includes legal requirements and regulations relating to environmental protection and the successful implementation of and adherence to any mitigation measures, monitoring or follow-up program, which may be prescribed by federal, provincial, territorial, municipal bodies. The Recipient will certify to the Minister that it has done so.

10.3.

The Recipient will provide the Minister with reasonable access to any Project site, for the purpose of ensuring that the terms and conditions of any environmental approval are met, and that any required conditions, mitigation measures, monitoring or program follow up have been carried out.

10.4.

If as a result of changes to the Project or otherwise, should a subsequent assessment be required in accordance with CEAA for the Project, the Minister and the Recipient agree that the Minister’s obligations under this Agreement will be suspended from the moment that the Minister informs the Recipient, until (i) a decision statement has been issued to the Recipient or, if applicable, the Minister has decided that the Project is not likely to cause significant adverse environmental effects, and (ii) if required, an amendment to this Agreement has been signed, setting out any conditions included in the decision statement. The Recipient agrees to comply with any such conditions.

10.5.

Aboriginal Consultation. The Recipient acknowledges that the Minister’s obligation to pay the Contribution is conditional upon Her Majesty satisfying any obligation that Her Majesty may have to consult with or to accommodate any Aboriginal groups, which may be affected by the terms of this Agreement.

11.	Indemnification and Limitation of Liability

11.1.

The Recipient shall at all times indemnify and save harmless Her Majesty, its officers, officials, employees and agents, from and against all claims and demands, losses, costs, damages, actions, suits or other proceedings (including, without limitation, those relating to injury to persons, damage to or loss or destruction of property, economic loss or infringement of rights) by whomsoever brought or prosecuted, or threatened to be brought or prosecuted, in any manner based upon or occasioned by any injury to persons, damage to or loss or destruction of property, economic loss or infringement of rights, caused by, or arising directly or indirectly from:

Recipient Name: Algoma Steel Inc.

(a)	the Project, its operation, conduct or any other aspect thereof;

(b)

the performance or non-performance of this Agreement, or the breach or failure to comply with any term, condition, representation or warranty of this Agreement by the Recipient or the Guarantors, its officers, employees and agents;

(c)	the design, construction, operation, maintenance and repair of any part of the Project; or

(d)

any omission or other wilful or negligent act or delay of the Recipient or a third party and their respective employees, officers, or agents, except to the extent to which such claims and demands, losses, costs, damages, actions, suits, or other proceedings relate to the negligent act or omission of an officer, official, employee, or agent of Her Majesty, in the performance of his or her duties.

11.2.

The Minister shall have no liability under this Agreement, except for payments of the Contribution, in accordance with and subject to the provisions of this Agreement. Without limiting the generality of the foregoing, the Minister shall not be liable for any direct, indirect, special or consequential damages, or damages for loss of revenues or profits of the Recipient.

11.3.

Her Majesty, her agents, employees and servants will not be held liable in the event the Recipient enters into loan, a capital or operating lease or other long-term obligation in relation to the Project for which the Contribution is provided.

12.	Default and Remedies

12.1.	Event of Default. The Minister may declare that an Event of Default has occurred if:

(a)	the Recipient has failed or neglected to pay Her Majesty any amount due in accordance with this Agreement and such failure remains unremedied for three (3) Business Days;

(b)	the Project is abandoned in whole or in any material part;

(c)

any representation or warranty or certification made or deemed to be made by the Recipient or any Guarantor in this Agreement or any other Canada Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed to be made and such incorrect representation or warranty or certification continues unremedied for a period of thirty (30) days after the earlier of the date on which Recipient becomes aware thereof or receives written notice thereof by the Minister;

(d)

the Recipient or any Guarantor shall fail to perform or observe in any material respect any of the terms, covenants or agreements contained in this Agreement or in any other Canada Document (other than the terms, covenants and agreements relating to the payment of amounts due), on its part to be performed, observed, or otherwise applicable to it and shall fail to remedy such failure within thirty (30) days of being notified of same by the Minister;

Recipient Name: Algoma Steel Inc.

(e)	the Recipient or any Guarantor shall fail to perform or observe any of the covenants set out in Section 8.3 of this Agreement;

(f)

the Recipient or any Guarantor shall fail to perform or observe any of the Incorporated Covenants pursuant to the terms of Section 8.4 of this Agreement (subject to any cure rights provided for in the Term Loan Credit Agreement);

(g)

any (i) failure by the Recipient or any Guarantor to pay indebtedness exceeding $50,000,000 (or the equivalent amount in other currencies) or any Permitted Prior Secured Indebtedness or indebtedness under the Ontario Facility at the stated maturity thereof or as a result of which, the creditor may declare the principal thereof to be due and payable prior to the stated maturity thereof, or any event shall occur and shall continue after the applicable grace period (if any) specified in any agreement or instrument relating to any such debt of the Recipient or any Guarantor to any Person, the effect of which is to permit the holder of such debt to declare the principal amount thereof to be due and payable prior to its stated maturity, in each case, to the extent such failure or event has not been cured by the Recipient or any Guarantor or waived by the affected creditor; or (ii) failure by the Recipient or any Guarantor to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or in any instrument evidencing any of its indebtedness exceeding $50,000,000 or any Permitted Prior Secured Indebtedness or any indebtedness under the Ontario Facility, the effect of which is to permit the holder of such indebtedness to declare the principal amount thereof to be due and payable prior to its stated maturity, to the extent such failure has not been cured by the Recipient or Guarantor or waived by the affected creditor; provided that, in the case of clause (ii) above, any failure by the Recipient or any Guarantor to perform or observe any covenant or agreement to be performed or observed by it contained in any such agreement or instrument (other than a payment default) will not constitute an Event Of Default unless the agent and/or the lenders thereunder have demanded repayment of, or otherwise accelerated, any of the indebtedness or other obligations thereunder (or terminated commitments thereunder);.

(h)

all or any material part of the Assets of the Recipient or any Guarantor are executed, sequestered or distrained upon and such execution, sequestration or distraint (i) relates to claims in the aggregate in excess of $50,000,000 (or the equivalent amount in other currencies), and (ii) the Recipient or any Guarantor do not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof (by reason of pending appeal or otherwise), or cause the same to be fully bonded, or deposit with the Minister cash collateral or other security reasonably satisfactory to the Minister in the amount of the claim, within sixty (60)days from the date of entry thereof;

(i)

final judgment for the payment of money in the aggregate in excess of $10,000,000 (or the equivalent amount in other currencies) in excess of applicable insurance shall be rendered by a court of competent jurisdiction against the Recipient or any Guarantor and the Recipient or such Guarantor do not discharge same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof (by reason of a pending appeal or otherwise), or deposit with the Minister cash collateral or other security reasonably satisfactory to the Minister in the amount of the judgement, within forty five (45) days from the date of entry thereof;

(j)

the Recipient or any Guarantor shall: (i) apply for or consent to the appointment of, or the taking of possession by, an interim receiver, a receiver, custodian, administrator, trustee, liquidator or other similar official for itself or for all or any material part of its assets; (ii) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts generally, or declare any general moratorium on its indebtedness; (iii) institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding-up, reorganization, restructuring, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors including without limitation a general assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-up and Restructuring Act (Canada) or a similar law of any applicable jurisdiction; or (iv) take any corporate action to authorize any of the actions described in the foregoing;

Recipient Name: Algoma Steel Inc.

(k)

any proceeding against the Recipient or any Guarantor has been commenced to: (i) adjudicate it a bankrupt or insolvent; (ii) result in the liquidation, dissolution, winding-up, reorganization, restructuring, arrangement, adjustment, protection or relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors; or (iii) result in the appointment of an interim receiver, receiver, custodian, administrator, trustee, liquidator or other similar official for it or for all or any material part of its assets and, in each case, such proceeding remains undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding shall occur;

(l)

any Canada Document shall become unenforceable other than by reason of the direct act or omission of the Minister, unless such a deficiency is corrected within a fifteen (15) day period following written notification from the Minister in regard to the deficiency or a thirty (30) day period following such notification if (i) the Recipient delivers an officers certificate within such initial fifteen (15) day period stating that the Recipient is taking steps in good faith to remedy the deficiency and (ii) the deficiency does not have a Material Adverse Effect on the Security Documents; or

(m)

there shall occur a Business Asset Sale in the context of which the obligations of the Recipient and the Guarantors under the Canada Documents are not assumed (pursuant to documentation satisfactory to the Minister acting reasonably) by a buyer and other parties who are in the Minister’s reasonable opinion capable of performing such obligations.

12.2.	Remedies. If an Event of Default has occurred, the Minister may immediately exercise any one or more of the following remedies, in addition to any remedy available at law or equity:

(a)	terminate the Agreement, including any obligation by the Minister to make any payment under this Agreement, including any obligation to pay an amount owing prior to such termination;

(b)	suspend any obligation by the Minister to make any payment under this Agreement, including any obligation to pay an amount owing prior to such suspension; and

(c)

require the Recipient to repay forthwith to Her Majesty all or part of any amount outstanding including interest accrued thereon and all other amounts payable under this Agreement in respect of the Contribution, and those amounts are a debt due to Her Majesty and may be recovered as such.

12.3.

The Recipient acknowledges the policy objectives served by the Minister’s agreement to make the Contribution, that the Contribution comes from the public monies, and that the amount of damages sustained by Her Majesty in an Event of Default is difficult to ascertain and therefore, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies, provided for in this Agreement and to do so in the manner provided for in this Agreement, if an Event of Default occurs and is continuing.

13.	Project Assets and Intellectual Property

13.1.

The Recipient shall retain title to, and ownership of any assets (including any Foreground Intellectual Property), the cost of which has been contributed to by the Minister under this Agreement and shall not Dispose of same, without the prior written consent of the Minister. As a condition of such consent, the Minister may require the Recipient to repay Her Majesty the whole or any part of the Contribution paid to the Recipient hereunder.

13.2.

Title to any Foreground Intellectual Property shall vest exclusively in the Recipient. The Recipient shall take appropriate steps to protect the Foreground Intellectual Property and shall, upon written request, provide information to the Minister in that regard.

14.	Miscellaneous

14.1.

The Recipient represents and warrants that no member of the House of Commons or Senate of Canada shall be admitted to any share or part of this Agreement or to any benefit arising from it, that are not otherwise available to the general public.

Recipient Name: Algoma Steel Inc.

14.2.

The Recipient confirms that no current or former public servant or public office holder, to whom the Values and Ethics Code for the Public Service, the Values and Ethics Code for the Public Sector, the Polity on Conflict of Interest and Post-Employment or the Conflict of Interest Act applies, shall derive direct benefit from the Agreement, including any employment, payments or gifts, unless the provision or receipt of such benefits is in compliance with such codes and the legislation. Where the Recipient employs or has a major shareholder, who is either a current or former (in the last twelve (12) months) public office holder or public servant in the federal government, the Recipient shall demonstrate compliance with these codes and the legislation.

14.3. The Recipient represents and warrants that:

(a)

it has not paid, nor agreed to pay to any person, either directly or indirectly, a commission, fee or other consideration that is contingent upon the execution of this Agreement, or upon the person arranging a meeting with a public office holder;

(b)

it will not pay, nor agree to pay to any person, either directly or indirectly, any commission, fee or other consideration that is contingent upon the person arranging a meeting with a public office holder,

(c)

the Recipient or any persons who are or have been engaged by the Recipient to communicate or arrange meetings with public office holders, regarding the Project or this Agreement, are in full compliance with all requirements of the Lobbying Act; and

(d)

any persons who may be engaged by the Recipient to communicate or arrange meetings with public office holders, regarding the Project or this Agreement, will at all times be in full compliance with the requirements of the Lobbying Act.

14.4.

The Recipient acknowledges that the representations and warranties in this section are fundamental terms of this Agreement. In the event of breach of these, the Minister may exercise the remedies set out in Subsection 12.2.

15.	General

15.1.

Debt Due to Canada. Any amount owed to Her Majesty under this Agreement shall constitute a debt due to Her Majesty and shall be recoverable as such. Unless otherwise specified herein, the Recipient agrees to make payment of any such debt forthwith on demand.

15.2.

Interest. Debts due to Her Majesty will accrue interest in accordance with the Interest and Administrative Charges Regulations, in effect on the due date, compounded monthly on overdue balances payable, from the date on which the payment is due, until payment in full is received by Her Majesty. Any such amount is a debt due to Her Majesty and is recoverable as such.

15.3.

Set-Off. Without limiting the scope of set-off rights provided in the Financial Administration Act. the Minister may set off against the Contribution, any amounts owed by the Recipient to Her Majesty under legislation or contribution agreements and the Recipient shall declare to the Minister all amounts outstanding in that regard, when making any claim under this Agreement

15.4.

No Assignment or Agreement. Neither this Agreement nor any part thereof shall be assigned by the Recipient or any Guarantor, without the prior written consent of the Minister. Neither this Agreement nor any part thereof shall be assigned by the Minister, without the prior written consent of the Recipient.

15.5.

Annual Appropriation. Payment by the Minister of amounts due under this Agreement shall be conditional on there being a legislated appropriation for the Fiscal Year in which the payment is to be made. The Minister shall have the right to terminate or reduce the Contribution, in the event that the amount of the appropriation is reduced or denied by Parliament. In the event that any portion of the Contribution has been paid to the Recipient and the legislated appropriation for the Fiscal Year in which such payment is made is not obtained, the Minister shall have the right to recover the amount so paid from the Recipient.

15.6.	Successors and Assigns. This Agreement is binding upon the Recipient, its successors and permitted assigns.

Recipient Name: Algoma Steel Inc.

15.7.

Confidentiality. Subject to the Access to Information Act (Canada), the Privacy Act, the Library and Archives Act of Canada and Annex 4 – Federal Visibility Requirements, the Parties shall keep confidential and shall not disclose the contents of this Agreement or the transactions contemplated hereby, without the consent of all Parties.

15.8.

International Disputes. Notwithstanding Subsection 15.7 of this Agreement, the Recipient waives any confidentiality rights to the extent such rights would impede Her Majesty from fulfilling her notification obligations to a world trade panel for the purposes of the conduct of a dispute, in which Her Majesty is a party or a third party intervener. The Minister is authorized to disclose the contents of this Agreement and any documents pertaining thereto, whether predating or subsequent to this Agreement, or of the transactions contemplated herein, where in the opinion of the Minister, such disclosure is necessary to the defence of Her Majesty’s interests in the course of a trade remedy investigation conducted by a foreign investigative authority, and is protected from public dissemination by the foreign investigative authority. The Minister shall notify the Recipient of such disclosure.

15.9.	Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

15.10.

Dispute Resolution. If a dispute arises concerning the application or interpretation of this Agreement, the Parties shall attempt to resolve the matter through good faith negotiation, and may, if necessary and the Parties consent in writing, resolve the matter through mediation or by arbitration, by a mutually acceptable mediator or arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), and all regulations made pursuant to that Act.

15.11.	No Amendment. No amendment to this Agreement shall be effective unless it is made in writing and signed by the Parties hereto.

15.12.

No Agency. No provision of this Agreement or action by the Parties will establish or be deemed to establish any partnership, joint venture, principal-agent or employer-employee relationship in any way, or for any purpose, between Her Majesty and the Recipient, or between Her Majesty and a third party. The Recipient is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Her Majesty, nor shall the Recipient make a promise, agreement or contract and incur any liability on behalf of Her Majesty, and shall be solely responsible for any and all payments and deductions, required by the Applicable Laws.

15.13.

No Waiver. Any tolerance or indulgence demonstrated by one Party to the other, or any partial or limited exercise of rights conferred on a Party, shall not constitute a waiver of rights, and unless expressly waived in writing the Parties shall be entitled to exercise any right and to seek any remedy, available under this Agreement or otherwise at law. Either Party may, by notice in writing, waive any of its rights under this Agreement.

15.14.

Public Dissemination. All reports and other information that the Minister collects, manages or has a right to receive or produce in accordance with this Agreement, or that the Recipient collects, creates, manages and shares with the Minister, shall be deemed to be “Canada Information”. The Minister shall have the right, subject to the provisions of the Access to Information Act, to release to the public, table before Parliament, or publish by any means, any Canada Information, including such excerpts or summaries of the Canada Information as he may, from time to time, decide to make.

15.15.

No Conflict of Interest. The Recipient and its consultants and any of their respective advisors, partners, directors, officers, shareholders, employees, agents and volunteers shall not engage in any activity where such activity creates a real, apparent or potential conflict of interest in the sole opinion of the Minister, with the carrying out of the Project. For greater certainty, and without limiting the generality of the foregoing, a conflict of interest includes a situation where anyone associated with the Recipient owns or has an interest in an organization that is carrying out work related to the Project.

15.16.

Disclose Potential Conflict of Interest. The Recipient shall disclose to the Minister without delay any actual or potential situation that may be reasonably interpreted as either a conflict of interest or a potential conflict of interest.

Recipient Name: Algoma Steel Inc.

15.17.

Severability. If for any reason a provision of this Agreement that is not a fundamental term of the agreement between the Parties is found to be or becomes invalid or unenforceable, whether in whole or in part, such provision or part thereof declared invalid or unenforceable shall be deemed to be severable and shall be deleted from this Agreement and all remaining terms and conditions of this Agreement will continue to be valid and enforceable.

15.18.

Business Information. Notwithstanding anything else contained in this Agreement the Minister shall be given the right to the use of any of the Recipient’s publicly available business information about the Project (e.g. brochures, awareness, packages, etc.).

15.19.	Tax. The Recipient acknowledges that financial assistance from government programs may have tax implications for its organization and that advice should be obtained from a qualified tax professional.

15.20.	Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are to the currency of Canada.

16.	Notice

16.1.

Any notice, information or document required under this Agreement shall be effectively given, if delivered or sent by letter or facsimile (postage or other charges prepaid). Any notice that is delivered shall be deemed to have been received on delivery, any notice sent by facsimile shall be deemed to have been received one (1) working day after being sent, any notice that is mailed shall be deemed to have been received eight (8) calendar days after being mailed.

16.2.	All notices must be sent to the following addresses:

To the Minister	To the Recipient

Federal Economic Development Agency	Algoma Steel Inc.
for Southern Ontario	105 West Street
101-139 Northfield Drive West	Sault Ste. Marie, ON P6A 7B4
Waterloo ON N2L 5A6
Attention: Rajat Marwah, CFO
Attention: Advanced Manufacturing Fund
Any notice or correspondence to the Guarantors shall be addressed to:

c/o Algoma Steel Inc.
105 West Street
Sault Ste. Marie, ON P6A 7B4]

Attention: Rajat Marwah, CFO

16.3.

Each of the Parties may change the address, which they have stipulated in this Agreement by notifying in writing the other party of the new address, and such change shall be deemed to take effect fifteen (15) calendar days after receipt or such notice.

17.	Special Conditions

17.1 Conditions Precedent. The obligation of the Minister to execute this Agreement and make the first disbursement is subject to the Minister being satisfied that the following conditions precedent have been met:

Recipient Name: Algoma Steel Inc.

(a)

the Minister shall have received a certified copy of the constating documents and by-laws of the Recipient; (ii) the resolutions of the board of directors of the Recipient approving the execution of, and the borrowing and other matters contemplated by, this Agreement and approving the entering into of all other Canada Documents and the completion of all transactions contemplated under them; and (iii) the names and true signatures of its officers authorized to sign this Agreement and the other Canada Documents;

(b)	the Minister shall have received a Certificate of Good Standing in respect of the Recipient issued by the office of the British Columbia Registrar of Companies;

(c)	the Minister shall have received a certificate of an authorized signing officer of the Recipient certifying that, as of the Closing Date, no Material Adverse Effect has occurred;

(d)

the Minister will have received evidence satisfactory to it that the Recipient has successfully completed the Acquisition, on terms and conditions satisfactory to the Minister and shall have received a true and complete copy of (i) the Asset Purchase Agreement together with any other related documents and agreements that the Minister may reasonably request (ii) the certificate of the court-appointed monitor of the Companies Creditors Arrangement Act proceeding relating to the Sellers certifying satisfaction or waiver by the Sellers and the Recipient of all conditions to closing under the Asset Purchase Agreement; and (iii) the vesting order issued by the Court approving such transaction and vesting title to the Facility and all related business assets in the Recipient and such vesting order shall not have been appealed and the applicable appeal periods relating thereto shall have expired, and the Minister shall have been satisfied with the terms and conditions of such Asset Purchase Agreement, related documents and agreements and vesting order, acting reasonably;

(e)	the Minister shall have received the Security Documents described in Subsection 17.3;

(f)	the Minister shall have received a certified copy of each Material Agreement;

(g)

the Minister shall have received a favourable opinion of counsel to the Recipient confirming the due authorization, execution and delivery of, and the validity and enforceability of, the Canada Documents and such other matters as the Minister may reasonably require;

(h)

the Minister shall have received a certificate from an authorized signing officer of the Recipient confirming that (i) the representations and warranties contained in Subsection 8.1 are true and correct on and as of such date, all as though made on and as of such date; (ii) no event or condition has occurred and is continuing, or would result from disbursing the first claim, which constitutes a Default; and (iii) such disbursement, or otherwise giving effect to such disbursement, will not violate any Applicable Law then in effect;

(i)

credit agreements and other definitive documentation governing the Term Loan, the ABL Facility, the Port Loan, the Ontario Facility shall have been executed by the lenders thereunder and the Recipient, such documentation shall have been provided to and be satisfactory to the Minister, acting reasonably, and all conditions precedent to the first advance of funds under each such credit agreement shall have been satisfied;

(j)

the Intercreditor Agreement, in a form satisfactory to the Minister, shall have been executed by all parties thereto and the Minister shall be satisfied that the only Liens securing indebtedness of the Recipient are the Liens governed by the Intercreditor Agreement and that there are no other Liens encumbering the Assets of the Recipient other than Liens permitted under Permitted Prior Secured Indebtedness;

(k)

an Interlender Agreement among the Minister, the Term Agent, the ABL Agent, the Port Agent, the Recipient, New Port LP and the Government of Ontario in its capacity as lender under the Ontario Facility in a form satisfactory to the Minister shall have been executed by all parties thereto;

(l)	the Original Contribution Agreement shall have been assigned to the Recipient in a manner satisfactory to the Minister, acting reasonably;

(m)	[Intentionally deleted];

(n)

Her Majesty the Queen in Right of Ontario, as represented by the Minister of Environment, Conservation and Parks and the Recipient shall have entered into certain agreements pertaining to environmental matters;

Recipient Name: Algoma Steel Inc.

(o)

the Recipient shall have entered into collective bargaining agreements with its unionized employees on terms and conditions satisfactory to the Minister, acting reasonably, including arrangements with respect to pension and post-retirement benefit obligations;

(p)	the Recipient shall have delivered a satisfactory report on the Project from May 2014 to 2019 to the Minister’s satisfaction;

(q)

the Recipient shall have provided written evidence satisfactory to the Minister that the funds from other sources necessary to complete the Project have been committed on terms and conditions satisfactory to the Minister,

(r)	the Recipient shall have provided to the Minister a direct deposit authorization in the form prescribed by the Minister; and

(s)	the Minister shall have received such other certificates and documentation as the Minister may reasonably request.

17.2 Conditions to all Advances. It is a condition precedent to any disbursement under this Agreement that (i) the representations and warranties contained in this Agreement are true at the time of payment and that the Recipient is not in default of compliance with any terms of this Agreement and (ii) no event of default under the SIF Facility has occurred that is continuing.

17.3 Security. As general and continuing security for the due payment and performance of all present and future indebtedness, obligations and liabilities of the Recipient and Guarantors to the Minister, the following Security Documents will be provided to the Minister, all in form and substance satisfactory to the Minister:

(a)	a leasehold charge against the Recipient’s interests in the Leased Lands;

(b)

a Canadian general security agreement by the Recipient and Algoma Holdings in favour of the Her Majesty, granting a security interest in all of the Recipient’s and Algoma Holdings’ present and future Assets, other than Excluded Assets (as defined therein);

(c)

a U.S. general security agreement by Algoma USA in favour of the Her Majesty, granting a security interest in all of Algoma USA’s present and future Assets, other than Excluded Assets (as defined therein);

(d)

a Canadian pledge agreement by the Recipient and Algoma Holdings in favour of the Her Majesty, pledging all of the Recipient’s and Algoma Holdings’ present and future Capital Stock, other than Excluded Assets (as defined therein); and

(e)	a U.S. pledge agreement by Algoma USA in favour of the Her Majesty, pledging all of Algoma USA’s present and future Capital Stock, other than Excluded Assets (as defined therein).

17.4 Satisfactory to Minister. Subject to the Intercreditor Agreement, the Security Documents will be in such form or forms, and will be registered in such jurisdictions, as the Minister and its legal counsel may from time to time reasonably require, and in any event in such form or forms as the security provided to or for the benefit of the Term Agent, ABL Agent, Term Lenders and ABL Lenders, as applicable.

17.5 Registration/Further Assurances

Recipient Name: Algoma Steel Inc.

(a)

At any time from and after the Closing Date the Minister may, at the expense of the Recipient, register, file or record the Security Documents or notices in respect of the Security Documents in all offices where such registration, filing or recording is, in the reasonable opinion of the Minister or its counsel, necessary or of advantage to the creation, perfection and preservation of the security interests arising pursuant to the Security Documents. The Minister may, at the Recipient’s expense, renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect. The Recipient acknowledges that the various forms of Security Documents have been prepared based upon the laws of the Province of Ontario and the laws of the State of New York in effect at the date of execution of the Security Documents and that such laws may change, and that the execution and delivery of different forms of security instruments may therefore be required in order to grant to the Minister the rights intended to be granted by the applicable Security Documents. The Recipient will upon request from the Minister from time to time, execute and provide to the Minister such additional security instruments and will amend or supplement any Security Documents theretofore provided to the Minister.

(i)	to reflect any changes in Applicable Laws, whether arising as a result of statutory amendments, court decisions or otherwise;

(ii)	to facilitate the registration of appropriate forms of Security in all appropriate jurisdictions; or

(iii)	if any entity having delivered security amalgamates with any other Person or enters into any corporate reorganization;

in each case in order to confer upon the Minister such security interests with such priority, as are intended to be created by such Security Documents subject to the terms of the Intercreditor Agreement.

(b)

The Recipient will pay or indemnify the Minister against any and all stamp duties, registration fees and similar Taxes or charges which may be payable or determined to be payable in connection with the execution, delivery, performance, registration or enforcement of any of the Canada Documents or any of the transactions contemplated by any Canada Document.

(c)	The provisions of this Subsection 17.5 shall survive the termination of this Agreement and the repayment of all amounts outstanding.

17.6 Intercreditor Agreement

Notwithstanding anything herein to the contrary, it is acknowledged that the liens and security interests granted to the Her Majesty pursuant to a Security Document in any Collateral and the exercise of any right or remedy by the Her Majesty with respect to such Collateral are, as between Her Majesty and the other lenders who are parties to the Intercreditor Agreement, subject to the provisions of the Intercreditor Agreement; provided that (x) the foregoing shall in no event limit the Recipient’s obligations hereunder and it is the intention of the parties hereto that the Collateral securing the obligations and liabilities of the Recipient and the Guarantors to Her Majesty under the Canada Documents shall be the same (and perfected to the same extent) as the Liens securing the Term Loans (it being understood that Her Majesty may, in its sole discretion, decide not to take certain assets as Collateral (or perfect such Collateral) on behalf of itself).

Recipient Name: Algoma Steel Inc.

18.    Guarantee

18.1.

Guarantee. In consideration of Her Majesty providing the Contribution, the Guarantors hereby absolutely and unconditionally guarantee to Her Majesty the prompt payment and performance of the Recipient’s obligations under this Agreement, whether at stated maturity, upon acceleration or otherwise and at all times thereafter, including without limitation, the completion of the Project and the repayment of the Contribution in accordance with this Agreement. The obligations of the Guarantors hereunder are joint and several. As a result of the forgoing, the Guarantors or the Recipient may be compelled separately to repay the Contribution or perform any other obligations contained in this Agreement.

18.2.

Costs. The Guarantors absolutely and unconditionally guarantee all costs and expenses including, without limitation, all court costs and legal counsel’s fees and expenses paid or incurred by the Minister in endeavouring to collect all or any part of any amounts due from the Recipient or the Guarantors.

18.3.

Taxes. All payments by the Guarantors will be made free and clear of and without withholding or deduction for any Taxes; provided that if the Guarantor is required to withhold or deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this section) Her Majesty receives an amount equal to the sum it would have received had no such withholding or deduction been made (ii) the Guarantor shall make such withholding or deduction and (iii) the Guarantor shall pay the full amount withheld deducted to the relevant Governmental Authority in accordance with applicable law.

18.4.	Waiver. The Guarantee is a guarantee of payment not of collection. The Guarantors waive any right to require the Minister to sue the Recipient or to enforce its payment against any Collateral.

18.5.

Representations. The Guarantors represent to the Minister that they have the power and authority, and have met all legal requirements to grant the guarantee under Subsection 18.1 and that such guarantee is enforceable against each of them in accordance with its terms.

18.6.

Service of Process. The Guarantors irrevocably consent to the service of process in the manner provided for notices in Section 16.2 of this Agreement. Nothing in this Agreement will affect the right of the Minister to serve process in any other manner permitted by law.

18.7

Forum. The Guarantors irrevocably agree that any actions or proceedings arising out of or in connection with this Agreement may be brought in any court in the Province of Ontario or the Federal Court of Canada as applicable, and submits and attoms to the non-exclusive jurisdiction of each such court.

Recipient Name: Algoma Steel Inc.

19.     Acceptance

The Recipient agrees that unless the Minister receives a duly executed duplicate copy of this Agreement within thirty (30) calendar days of the date of execution by the Minister, this Agreement is revocable at the discretion of the Minister.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement through authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

Per:	/s/ Navdeep Singh Bains	Date:	DEC 17 2018
The Honourable Navdeep Singh Bains Minister responsible for the Federal Economic Development Agency for Southern Ontario

Recipient Name: Algoma Steel Inc.

ALGOMA STEEL INC. as Recipient

Per:	/s/ Kalyan Ghosh	Date:	December 19, 2018
Kalyan Ghosh
President and Chief Executive Officer

I have authority to bind the corporation.

Recipient Name: Algoma Steel Inc.

ALGOMA STEEL INTERMEDIATE HOLDINGS INC. as Guarantor

Per:	/s/ Kalyan Ghosh	Date:	December 19, 2018
Kalyan Ghosh
Chief Executive Officer

I have authority to bind the corporation.

Recipient Name: Algoma Steel Inc.

ALGOMA STEEL USA INC. as Guarantor

Per:	/s/ Rajat Marwah	Date:	December 19, 2018
Rajat Marwah
President, Chief Financial Officer and Secretary

I have authority to bind the corporation